Exhibit 99.1

NEWS RELEASE

Contact:

Alliance HealthCare Services

Howard Aihara

Executive Vice President

Chief Financial Officer

(949) 242-5300

ALLIANCE HEALTHCARE SERVICES REPORTS RESULTS

FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2011

NEWPORT BEACH, CA—November 8, 2011–Alliance HealthCare Services, Inc. (NYSE:AIQ) (the “Company” or “Alliance”), a leading national provider of outpatient diagnostic imaging and radiation therapy services, announced results for the third quarter ended September 30, 2011.

Third Quarter 2011 Financial Results

Revenue for the third quarter of 2011 was $126.8 million compared to $121.1 million in the third quarter of 2010, an increase of 4.7%. On a sequential quarter basis, revenue decreased (0.8%) to $126.8 million in the third quarter of 2011 compared to $127.8 million in the second quarter of 2011.

Alliance’s Adjusted EBITDA (as defined below) was $38.5 million in the third quarter of 2011 compared to $40.4 million in the third quarter 2010, a decrease of 4.7%. On a sequential quarter basis, Adjusted EBITDA was steady at $38.5 million in the third quarter of 2011 compared to $38.8 million in the second quarter of 2011.

Alliance’s net loss, computed in accordance with generally accepted accounting principles (“GAAP”), totaled ($137.3) million in the third quarter of 2011, including ($133.0) million of non-cash impairment charges net of tax, and ($1.0) million in the third quarter of 2010.

Net loss per share on a diluted basis, computed in accordance with GAAP, was ($2.58) per share in the third quarter of 2011 and ($0.02) per share in the third quarter of 2010. In the third quarter of 2011, net loss per share on a diluted basis was impacted by ($2.55) in the aggregate due to non-cash impairment charges, restructuring charges, severance and related costs, mergers and acquisitions transaction costs and a lower GAAP income tax rate than our historical income tax rate. Alliance’s historical income tax rate has been approximately 42%, rather than the GAAP income tax rate of 16.2% in the third quarter of 2011.

Alliance HealthCare Services

Press Release

November 8, 2011

The third quarter of 2011 included non-cash impairment charges totaling $155.7 million, or $133.0 million net of tax, related to Alliance’s imaging division. Alliance completed step one of its impairment analysis which indicated impairment as of September 30, 2011 and therefore began, but has not completed, the subsequent steps to quantify a final goodwill impairment charge. However, management’s best estimate of a goodwill impairment charge is $153.0 million, and $2.7 million related to impairment of certain intangible assets. The impairment charge is based on a preliminary analysis and may be subject to further adjustments. During the fourth quarter, the Company intends to complete the valuation work to determine the fair value of the imaging division assets and liabilities and record adjustments to their estimate, if any. Alliance believes that the reduction in fair value which prompted the impairment charges is a result of sustained high unemployment rates, a reported decline in physician office visits, and other conditions in the United States arising from global economic conditions. These factors have had a sustained negative impact on the Company’s stock price and on the fair value of its imaging division reporting unit. As a result, Alliance recorded the estimated non-cash impairment charges in the third quarter of 2011. These impairment charges are non-cash expenses and will not have any impact on the Company's cash position, future cash flows or debt covenants.

Cash flows provided by operating activities were $24.4 million in the third quarter of 2011 compared to $32.6 million in the third quarter of 2010, and $27.2 million in the second quarter of 2011. Capital expenditures in the third quarter of 2011 were $15.0 million compared to $15.6 million in the third quarter of 2010.

Cash and cash equivalents were $40.3 million at September 30, 2011 and $97.2 million at December 31, 2010.

Alliance’s net debt, defined as total long-term debt (including current maturities) less cash and cash equivalents, increased $50.8 million to $606.9 million at September 30, 2011 from $556.1 million at December 31, 2010. In connection with the recently announced amendment to the Company’s credit agreement, the Company paid down $25.0 million of borrowings outstanding under the Company’s term loan facility and paid $6.0 million to the consenting lenders and other amendment related fees. In addition, the Company used approximately $42.0 million in cash; net of cash acquired, and assumed $26.0 million in equipment debt in connection with the acquisition of US Radiosurgery in April 2011. The Company also used approximately $5.0 million in cash in connection with the acquisition of assets from 24/7 Radiology in April 2011. The Company’s net debt, as defined above, divided by the last twelve months Adjusted EBITDA, was 4.07x for the twelve month period ended September 30, 2011.

The Company’s total long-term debt (including current maturities) decreased to $647.3 million at September 30, 2011 from $653.3 million at December 31, 2010. The Company’s total long-term debt (including current maturities) divided by last twelve months Adjusted EBITDA (computed based on the definition thereof in the Company’s amended Credit Agreement) was 4.45x for the twelve month period ended September 30, 2011.

Alliance HealthCare Services

Press Release

November 8, 2011

Paul S. Viviano, Chairman of the Board and Chief Executive Officer, stated, “Alliance continues to focus on the three critical elements of our improvement plan. The Imaging Division strategy includes improving renewals of existing customers, driving new sales, and providing service in a more cost effective manner through recently disclosed expense reduction programs. Alliance Oncology continues to experience same customer volume growth, while focused on opening new de novo linear accelerator and stereotactic radiosurgery facilities. We continue to be diligent regarding the cost savings initiatives across the entire organization, for which we expect to realize $20 to $25 million of annualized savings phased in over an approximate two-year period. In the third quarter of 2011 we achieved $11 million dollars of annualized savings, which exceeded our target of $10 million dollars. Finally, the Company continues to evaluate selective acquisition opportunities in a disciplined manner.”

Full Year 2011 Guidance

Alliance is reaffirming the full year 2011 revenue, Adjusted EBITDA, fixed-site center openings, and radiation therapy center openings guidance ranges. The Company is also updating its full year 2011 guidance ranges for cash capital expenditures and decrease in long-term debt, net of the change in cash and cash equivalents (before investments in acquisitions and debt financing costs) as follows:

	Guidance Ranges	Updated Guidance Ranges

	(dollars in millions)	(dollars in millions)
Revenue	$475 - $495
Adjusted EBITDA	$140 - $150
Cash capital expenditures	$35 - $45	$45 - $55
Decrease in long-term debt, net of the change in cash and cash equivalents (before investments in acquisitions and debt financing costs)	$20 - $30	$10 - $20
Fixed-site imaging center openings	12 - 16
Radiation therapy center openings	2 - 4

Third Quarter 2011 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing third quarter 2011 results. The conference call is scheduled for Wednesday, November 9, 2011 at 8:30 a.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.alliancehealthcareservices-us.com. Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can be accessed at (888) 694-4676 (United States) or (973) 582-2737 (International). Interested parties should call at least 5 minutes prior to the call to register. A telephone replay will be available until December 9, 2011. The telephone replay can be accessed by calling (855) 859-2056 (United States) or (404) 537-3406 (International). The conference call identification number is 20594655.

Alliance HealthCare Services

Press Release

November 8, 2011

Definition of Adjusted EBITDA

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; loss on extinguishment of debt; fees and expenses related to acquisitions; non-cash impairment charges; and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. The components used to reconcile net income (loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or “GAAP.” For a more detailed discussion of Adjusted EBITDA and reconciliation to net income (loss), see the section entitled “Adjusted EBITDA” included in the tables following this release.

About Alliance HealthCare Services

Alliance HealthCare Services is a leading national provider of advanced outpatient diagnostic imaging and radiation therapy services based upon annual revenue and number of systems deployed. Alliance focuses on MRI, PET/CT and CT through its Imaging division and radiation therapy through its Oncology division. With more than 2,300 team members committed to providing exceptional patient care and exceeding customer expectations, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 45 states. Alliance operates 570 diagnostic imaging and radiation therapy systems. The Company is the nation’s largest provider of advanced diagnostic mobile imaging services and one of the leading operators of fixed-site imaging centers, with 135 locations across the country. Alliance also operates 37 radiation therapy centers, including 16 dedicated stereotactic radiosurgery facilities, many of which are operated in conjunction with local community hospital partners, providing treatment and care for cancer patients. With 16 stereotactic radiosurgery facilities in operation, Alliance is among the leading providers of stereotactic radiosurgery nationwide.

Alliance HealthCare Services

Press Release

November 8, 2011

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to forecasted annualized revenue from new client contracts in the Company’s revenue gap disclosures, investment, development and acquisition activity, the implementation of strategic initiatives, the integration of acquired businesses into the Company, the implementation and potential savings from the Company’s organizational restructure, the Company’s ability to operate and grow its Oncology division, the opening of new imaging and radiation oncology centers, and the Company’s full year 2011 guidance. In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition in the Company’s industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth in the market for MRI and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
Revenues	$121,090	$126,791	$361,158	$372,999
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	66,304	71,819	196,711	210,579
Selling, general and administrative expenses	16,915	19,760	49,546	56,707
Transaction costs	756	1,135	1,543	3,317
Severance and related costs	303	2,779	846	3,509
Impairment charges	—	155,703	—	155,703
Depreciation expense	22,995	22,710	69,780	67,959
Amortization expense	3,308	4,330	9,201	12,265
Interest expense and other, net	12,629	12,436	38,752	36,171
Other (income) and expense, net	(299)	533	(627)	663

Total costs and expenses	122,911	291,205	365,752	546,873

Loss before income taxes, earnings from unconsolidated investees, and noncontrolling interest	(1,821)	(164,414)	(4,594)	(173,874)
Income tax benefit	(799)	(26,561)	(1,485)	(30,141)
Earnings from unconsolidated investees	(922)	(716)	(2,900)	(2,736)

Net loss	(100)	(137,137)	(209)	(140,997)
Less: Net income attributable to noncontrolling interest	(880)	(133)	(2,854)	(2,716)

Net loss attributable to Alliance HealthCare Services, Inc.	$(980)	$(137,270)	$(3,063)	$(143,713)

Comprehensive loss, net of taxes
Net loss attributable to Alliance HealthCare Services, Inc.	$(980)	$(137,270)	$(3,063)	$(143,713)
Unrealized gain (loss) on hedging transactions, net of taxes	467	(103)	1,095	(304)

Comprehensive loss, net of taxes:	$(513)	$(137,373)	$(1,968)	$(144,017)

Loss per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$(0.02)	$(2.58)	$(0.06)	$(2.70)

Diluted	$(0.02)	$(2.58)	$(0.06)	$(2.70)

Weighted average number of shares of common stock and common stock equivalents:
Basic	52,762	53,198	52,755	53,143
Diluted	52,762	53,198	52,755	53,143

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31, 2010	September 30, 2011

ASSETS
Current assets:
Cash and cash equivalents	$97,162	$40,334
Accounts receivable, net of allowance for doubtful accounts	62,956	74,445
Deferred income taxes	7,344	7,344
Prepaid expenses	9,802	7,015
Other receivables	3,594	5,938

Total current assets	180,858	135,076
Equipment, at cost	902,829	949,514
Less accumulated depreciation	(591,145)	(643,009)

Equipment, net	311,684	306,505
Goodwill	193,126	57,863
Other intangible assets, net	94,622	145,853
Deferred financing costs, net	14,883	18,170
Other assets	21,028	27,468

Total assets	$816,201	$690,935

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$15,541	$20,548
Accrued compensation and related expenses	17,061	16,173
Accrued interest payable	5,812	9,502
Other accrued liabilities	37,138	36,167
Current portion of long-term debt	9,709	24,582

Total current liabilities	85,261	106,972
Long-term debt, net of current portion	455,747	434,647
Senior notes	187,809	188,031
Other liabilities	1,229	1,343
Deferred income taxes	72,496	48,264

Total liabilities	802,542	779,257
Stockholders’ equity (deficit):
Common stock	525	526
Treasury stock	(2,551)	(2,636)
Additional paid-in capital	16,062	19,365
Accumulated comprehensive loss	(669)	(973)
Accumulated deficit	(11,176)	(154,889)

Total stockholders’ equity (deficit) attributable to Alliance HealthCare Services, Inc.	2,191	(138,607)
Noncontrolling interest	11,468	50,285

Total stockholders’ equity (deficit)	13,659	(88,322)

Total liabilities and stockholders’ equity (deficit)	$816,201	$690,935

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2010	2011
Operating activities:
Net loss	$(209)	$(140,997)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	615	3,292
Share-based payment	4,189	3,718
Depreciation and amortization	78,981	80,224
Impairment charges	—	155,703
Amortization of deferred financing costs and other	2,037	2,984
Accretion of discount on long term debt	1,140	1,196
Adjustment of derivatives to fair value	81	(42)
Distributions greater than (less than) undistributed earnings from investees	1,125	(1,026)
Deferred income taxes	(2,230)	(30,206)
(Gain) loss on sale of assets	(627)	852
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(4,696)	(9,600)
Prepaid expenses	847	3,240
Other receivables	1,034	(2,323)
Other assets	225	(436)
Accounts payable	(4,742)	3,609
Accrued compensation and related expenses	1,299	(1,386)
Accrued interest payable	5,766	3,616
Income taxes payable	85	59
Other accrued liabilities	179	(1,433)

Net cash provided by operating activities	85,099	71,044

Investing activities:
Equipment purchases	(43,835)	(36,116)
(Increase) decrease in deposits on equipment	(1,956)	1,068
Acquisitions, net of cash received	(32,221)	(47,913)
Decrease in cash in escrow	485	1,063
Investment in unconsolidated joint venture	(250)	—
Proceeds from sale of assets	2,178	392

Net cash used in investing activities	(75,599)	(81,506)

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2010	2011
Financing activities:
Principal payments on equipment debt	(5,317)	(8,079)
Proceeds from equipment debt	358	1,600
Principal payments on term loan facility	(3,450)	(28,450)
Principal payments on senior subordinated notes	(5,582)	—
Payments of debt issuance and amendment costs	(416)	(6,271)
Payments of contingent consideration	—	(1,626)
Noncontrolling interest in subsidiaries	(3,382)	(3,509)
Proceeds from shared-based payment arrangements	76	54
Purchase of treasury stock	(47)	(85)

Net cash used in financing activities	(17,760)	(46,366)

Net decrease in cash and cash equivalents	(8,260)	(56,828)
Cash and cash equivalents, beginning of period	111,884	97,162

Cash and cash equivalents, end of period	$103,624	$40,334

Supplemental disclosure of cash flow information:
Interest paid	$28,361	$29,228
Income taxes paid, net of refunds	165	(2,335)
Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$1,602	$45
Capital lease obligations related to the purchase of equipment	575	2,461
Capital lease obligations transferred	—	(706)
Comprehensive gain (loss) from hedging transactions, net of taxes	1,095	(304)
Equipment debt assumed in connection with acquisitions	—	25,973
Equipment purchases in accounts payable	585	317
Contingent consideration for acquisitions	3,958	—
Noncontrolling interest assumed in connection with acquisitions	5,036	39,610

ALLIANCE HEALTHCARE SERVICES, INC.

ADJUSTED EBITDA

(in thousands)

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; loss on extinguishment of debt; fees and expenses related to acquisitions, costs related to debt financing, non-cash impairment charges, and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. The components used to reconcile net income (loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

Management uses Adjusted EBITDA, and believes it is a useful measure for investors, for a variety of reasons. Management regularly communicates its Adjusted EBITDA results and management’s interpretation of such results to its board of directors. Management also compares the Company’s Adjusted EBITDA performance against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that this measure is indicative of how our diagnostic imaging and radiation oncology business is performing and is being managed. Management believes that Adjusted EBITDA is a particularly useful comparative measure within the Company’s industry. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its diagnostic imaging and radiation oncology business.

Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies. In addition, Adjusted EBITDA has other limitations as an analytical financial measure. These limitations include the fact that Adjusted EBITDA is calculated before recurring cash charges including interest expense, income taxes and severance costs, and is not adjusted for capital expenditures, the replacement cost of assets or other recurring cash requirements of the Company’s business. Adjusted EBITDA also does not reflect any cost for equity awards to employees and does not exclude income attributable to noncontrolling interests. In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. Management compensates for the limitations of using Adjusted EBITDA as an analytical measure by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in Adjusted EBITDA. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations, however, Adjusted EBITDA should not be considered as an alternative to net income (loss), as calculated in accordance with GAAP, or as an alternative to any other GAAP measure of operating performance.

The calculation of Adjusted EBITDA is shown below:

	Third Quarter Ended September 30,		Nine Months Ended September 30,		Twelve months Ended September 30,
	2010	2011	2010	2011	2011
Net loss attributable to Alliance HealthCare Services, Inc.	$(980)	$(137,270)	$(3,063)	$(143,713)	$(173,303)
Income tax benefit	(799)	(26,561)	(1,485)	(30,141)	(49,455)
Interest expense and other, net	12,629	12,436	38,752	36,171	48,622
Amortization expense	3,308	4,330	9,201	12,265	15,503
Depreciation expense	22,995	22,710	69,780	67,959	90,500
Share-based payment (included in selling, general and administrative expenses)	1,329	1,061	4,159	3,657	5,014
Severance and related costs	303	20	846	750	906
Noncontrolling interest in subsidiaries	880	133	2,854	2,716	3,752
Restructuring charges	—	3,597	—	3,597	3,597
Transaction costs	756	1,355	1,543	3,537	4,433
Impairment charges	—	155,703	—	155,703	197,798
Other non-cash charges (included in other (income) and expenses, net)	3	994	511	1,361	1,453
Adjusted EBITDA	$40,424	$38,508	$123,098	$113,862	$148,820

The total leverage ratio calculation for the 12 months ended September 30, 2011 is shown below:

	Consolidated		Less: Noncontrolling interest in Subsidiaries	Credit Agreement
Total debt	$647,260		$—	$647,260
Less: Cash and cash equivalents	(40,334)		—	(40,334)

Net debt	606,926		—	606,926
Last 12 months Adjusted EBITDA	148,820		(3,752)	145,068
Pro forma acquisitions in last 12 month period (1)	399		—	399

Last 12 months Adjusted EBITDA, as adjusted	149,219		(3,752)	145,467
Total leverage ratio	4.34	x		4.45	x
Net leverage ratio	4.07	x		4.17	x

(1)	Gives pro-forma effect to acquisitions occurring during the last twelve months pursuant to the terms of the Credit Agreement.

The reconciliation from net loss to Adjusted EBITDA for the 2011 guidance range is shown below (in millions):

	2011 Full Year Guidance Range
Net loss	$(151)	$(147)
Income tax benefit	(40)	(37)
Impairment charges	156	156
Depreciation expense; amortization expense; interest expense and other, net; share-based payment and other expenses	175	178

Adjusted EBITDA	$140	$150

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

	Third Quarter Ended September 30,
	2010	2011
MRI
Average number of total systems	285.0	292.2
Average number of scan-based systems	242.1	247.7
Scans per system per day (scan-based systems)	8.24	7.97
Total number of scan-based MRI scans	128,913	124,507
Price per scan	$380.87	$366.27
Scan-based MRI revenue (in millions)	$49.1	$45.6
Non-scan based MRI revenue (in millions)	5.0	5.5

Total MRI revenue (in millions)	$54.1	$51.1

PET and PET/CT
Average number of systems	118.0	122.8
Scans per system per day	5.59	5.26
Total number of PET and PET/CT scans	43,401	40,769
Price per scan	$1,047	$1,020
Total PET and PET/CT revenue (in millions)	$45.8	$42.1

Radiation oncology
Linear accelerator treatments	20,456	22,975
Cyberknife patients	174	524
Total radiation oncology revenue (in millions)	$11.7	$21.3

Revenue breakdown (in millions)
Total MRI revenue	$54.1	$51.1
PET and PET/CT revenue	45.8	42.1
Radiation oncology revenue	11.7	21.3
Other modalities and other revenue	9.5	12.3
Total revenues	$121.1	$126.8

	2010	2011
Total fixed-site revenue (in millions)
Third quarter ended September 30	$30.3	$31.1

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

IMAGING DIVISION REVENUE GAP

(in millions)

The Company utilizes the imaging division revenue gap as a statistical measure of its client losses and new client contracts. The imaging division revenue gap is calculated by measuring the difference between (a) the imaging division annualized revenue run rate lost as a result of clients choosing to terminate contracts with the Company, excluding clients for which Alliance provides professional radiology services, interim services and clients that the Company elects to terminate, and (b) projected new imaging division annualized revenue from new client contracts, excluding professional radiology services and interim services, commencing service in the quarter.

The annualized revenue run rate lost from customers choosing to terminate service may not be representative of the revenues such customers would have generated had they remained our customers.

The projected annualized revenue from new client contracts is calculated using contractual pricing where agreed upon, and assumptions with respect to pricing and reimbursement levels for all other new customer relationships. The projected annualized revenue from new client contracts is also calculated using assumptions with respect to customer ramp-up and scan volumes. Our assumptions are based on our experience in the industry and our expectations with respect to pricing and volume trends, and may not reflect actual revenue from new clients for a number of reasons, including greater than expected macroeconomic challenges impacting the imaging business, the variance in ramp-up time of customers adding new service lines, unexpected changes in business conditions and greater than expected competition for imaging services. See “Forward-Looking Statements” for a discussion of the other risks and uncertainties that may cause actual future results or outcomes to differ materially from those expressed above.

The imaging division revenue gap for the last four calendar quarters and the last twelve month period ended September 30, 2011 is as follows:

	(a) Revenue Lost	(b) New Revenue	Imaging Division Revenue Gap
2010
Fourth Quarter	$(8.4)	$7.0	$(1.4)
2011
First Quarter	(5.1)	12.9	7.8
Second Quarter	(13.3)	3.8	(9.5)
Third Quarter	(8.3)	2.3	(6.0)
Last Twelve Months Ended September 30, 2011	$(35.1)	$26.0	$(9.1)